Exhibit 99.1

Ionis Announces Proposed Convertible Offering to Refinance 2026 Convertible Notes

-	Refinancing transaction with proceeds to be utilized to repurchase or repay the 2026 Convertible Notes prior to or at maturity

CARLSBAD, Calif., November 11, 2025 – Ionis Pharmaceuticals, Inc. (NASDAQ: IONS) announced today that it intends to offer, subject to market conditions and other factors, $700.0 million aggregate principal amount of Convertible Senior Notes due 2030 (the “notes”) in a private placement (the “offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Ionis also intends to grant the initial purchasers of the notes an option to purchase, within the 13-day period beginning on, and including, the first date on which the notes are issued, up to an additional $70.0 million principal amount of notes.

The notes will be general unsecured obligations of Ionis and will accrue interest payable semiannually in arrears. Upon conversion, Ionis will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

Ionis expects to use the net proceeds from the offering for repurchases of its 0% Convertible Senior Notes due 2026 (the “2026 notes”) from time to time, including potential repurchases of the 2026 notes concurrently with the pricing of the notes in the offering, and the repayment of any remaining 2026 notes at maturity, and any remaining net proceeds for general corporate purposes.

Ionis may repurchase a portion of the 2026 notes concurrently with the pricing of the notes in the offering, in which case Ionis would enter into one or more separate and individually negotiated transactions with one or more holders of the 2026 notes to repurchase a portion of the 2026 notes on terms to be negotiated with each holder (each, a “concurrent note repurchase transaction”). The terms of each concurrent note repurchase transaction will depend on a variety of factors. No assurance can be given as to how much, if any, of the 2026 notes will be repurchased or the terms on which they will be repurchased. This press release is not an offer to repurchase the 2026 notes, and the offering of the notes is not contingent upon the repurchase of any of the 2026 notes.

In connection with any repurchase of the 2026 notes, Ionis expects that holders of the 2026 notes who agree to have their 2026 notes repurchased and who have hedged their equity price risk with respect to such notes (the “hedged holders”) will unwind all or part of their hedge positions by purchasing Ionis’ common stock and/or entering into or unwinding various derivative transactions with respect to Ionis’ common stock. The amount of Ionis’ common stock to be purchased by the hedged holders or in connection with such derivative transactions may be substantial in relation to the historic average daily trading volume of Ionis’ common stock. This activity by the hedged holders could increase (or reduce the size of any decrease in) the market price of Ionis’ common stock, including, in the case of any concurrent note repurchase transactions, concurrently with the pricing of the notes, resulting in a higher effective conversion price of the notes. Ionis cannot predict the magnitude of such market activity or the overall effect it will have on the price of the notes or Ionis’ common stock.

The notes and any shares of Ionis’ common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Ionis Pharmaceuticals, Inc.

For three decades, Ionis has invented medicines that bring better futures to people with serious diseases. Ionis has marketed medicines and a leading pipeline in neurology, cardiometabolic and other areas of high patient need. As the pioneer in RNA-targeted medicines, Ionis continues to drive innovation in RNA therapies in addition to advancing new approaches in gene editing. A deep understanding of disease biology and industry-leading technology propels our work, coupled with a passion and urgency to deliver life-changing advances for patients.

Ionis’ Forward-looking Statement

This press release includes forward-looking statements regarding the proposed offering, including statements regarding the anticipated terms of the proposed offering, the expected repurchase of 2026 notes, including any concurrent note repurchase transactions, and Ionis’ expected use of proceeds from the proposed offering. Any statement describing Ionis’ expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including, without limitation, changes in market conditions, Ionis’ ability to complete the proposed offering on the expected terms, or at all, whether Ionis will be able to satisfy closing conditions related to the proposed offering, whether and on what terms Ionis may repurchase or repay any of the 2026 notes, the actions of the hedged holders and unanticipated uses of capital. Ionis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Ionis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Ionis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Ionis’ programs are described in additional detail in Ionis’ annual report on Form 10-K for the year ended December 31, 2024 and most recent Form 10-Q, which are on file with the Securities and Exchange Commission. Copies of these and other documents are available from the Company.

In this press release, unless the context requires otherwise, “Ionis,” “Company,” “we,” “our,” and “us” refers to Ionis Pharmaceuticals and its subsidiaries.

Ionis Pharmaceuticals® is a trademark of Ionis Pharmaceuticals, Inc.

Ionis Investor Contact:

D. Wade Walke, Ph.D.

IR@ionisph.com

760-603-2331

Ionis Media Contact:

Hayley Soffer

media@ionis.com

760-603-4679